Exhibit 99.1

           Steelcase Reports Second Quarter Profit of $0.05 Per Share

    GRAND RAPIDS, Mich.--(BUSINESS WIRE)--Sept. 23, 2004--Steelcase Inc. (NYSE:SCS) today reported revenue totaling $651.0 million for its second quarter ended August 27, 2004. Revenue for this quarter increased 6.4 percent compared to $612.1 million in the prior year quarter and was up 8.9 percent sequentially from the first quarter of fiscal 2005. Revenue was in line with company estimates.
    Revenue included $21.0 million of sales from dealers consolidated in fiscal 2005 and $8.3 million from the impact of the steel surcharge implemented in North America during the first quarter. The second quarter also benefited by $8.6 million from favorable currency translation effects in the company's International segment compared to last year.
    Steelcase reported net income of $7.3 million, or $0.05 per share, for the second quarter of fiscal 2005, better than company estimates of breakeven to $(0.05) per share. This compares to a net loss from continuing operations of $(3.2) million, or $(0.02) per share in the same quarter of the prior year. Prior year net income of $18.1 million included a $21.3 million after-tax gain on discontinued operations related to the sale of Attwood.
    Reported results included net restructuring charges totaling $(1.4) million after-tax. These charges were favorable compared to company estimates of $(3) to (7) million because of lower than anticipated restructuring charges for activities completed during the quarter, and a change in timing for other restructuring activities from the second quarter to the second half of the year.
    The company improved gross margins by 2.6 percentage points to
30.0 percent compared to 27.4 percent in the same quarter last year. Productivity gains, benefits of previous restructuring activities, reduced restructuring costs and continued cost containment contributed to better-than-expected gross margin performance.
    Steelcase also reduced operating expenses as a percent of sales to
27.3 percent from 27.7 percent in the prior year and 28.6 percent in the first quarter. This improvement was related to continued cost control, higher sales volume and, because some project spending originally expected during the second quarter has shifted to the second half of the year. Operating expenses increased in absolute dollars compared to the prior year, because of newly consolidated dealers, increased variable compensation accruals, and unfavorable currency translation effects.
    All business segments improved profitability in the quarter compared to the prior year. Steelcase reported net income of $1.6 million year-to-date.
    "I am pleased with the profitable growth the Steelcase team delivered this quarter," said James P. Hackett, president and CEO. "We are seeing benefits from our multi-year restructuring effort, improved productivity from lean manufacturing initiatives, and top-line growth from our larger customers and in key vertical markets."
    Steelcase increased cash balances by $34.2 million and lowered debt by $2.2 million compared to the first quarter. Higher net income and improved net working capital performance generated operating cash flow in the second quarter.
    "Steelcase returned to profitability this quarter through improvements in gross margins as well as continued operating expense control," said James P. Keane, chief financial officer. "Because of the sustained efforts of Steelcase employees, we delivered our highest level of income from continuing operations in six quarters. At the same time, we strengthened our balance sheet by increasing cash and reducing debt during the quarter."

    Outlook

    North American order rates continue to increase, but at a slower rate than the company experienced earlier in the year. This is consistent with indications that the U.S. economic recovery slowed during the summer. Major international markets are not yet showing clear signs of meaningful recovery.
    Steelcase expects third quarter revenue to be up 4 to 8 percent from the prior year, including approximately $25 million of revenue from the newly consolidated dealers and $8 million from the impact of the steel surcharge. On a sequential quarter basis, the company expects third quarter revenue to be similar to the second quarter.
    The company expects third quarter performance to be negatively impacted by competitive price pressures and broad increases in raw materials prices. For example, steel prices continue to rise and the increase in the cost of steel is expected to be more than the amount the company's previously announced steel surcharge will recover.
    Steelcase expects to report earnings between breakeven and $0.05 per share including anticipated restructuring charges of $(1) to $(3) million after-tax in the third quarter.
    Mr. Hackett concluded, "During the recovery, we have many more opportunities to provide new and existing customers with a better work experience. We are continuing to improve productivity within the company while reducing excess capacity, which is helping to improve gross margins. However, we are also facing new challenges such as rising steel, energy and healthcare costs, and other factors that put additional pressure on the economic recovery, and on our margins. I am very proud of the commitment of all our people to respond to these opportunities and challenges, and to help Steelcase sustain profitable growth."

    Webcast

    Steelcase will webcast its conference call reviewing second quarter financial results today at 11:00 a.m. EDT. Links to the webcast are available at www.steelcase.com. Accompanying presentation slides are available on the company's website. A replay of the webcast can be accessed on the site after the call through October 29, 2004.


Business Segment Results
(in millions)
                         Second Quarter         Sequential Quarters
                       Three Months Ended       Three Months Ended

                     Aug 27,  Aug 29,  %Inc   Aug 27,  May 28,   %Inc
                      2004     2003    (Dec)   2004     2004     (Dec)
                     -------  -------  -----  -------  -------   -----
Revenue
North America(1)     $365.6   $346.0   5.7%   $365.6   $328.1   11.4%
Steelcase Design
 Partnership(2)        80.7     73.4   9.9%     80.7     70.4   14.6%
International(3)      131.9    120.5   9.5%    131.9    134.2   (1.7)%
Other(4)               72.8     72.2   0.8%     72.8     65.0   12.0%
                     -------  -------         -------  -------
  Consolidated
   Revenue           $651.0   $612.1   6.4%   $651.0   $597.7    8.9%
                     =======  =======         =======  =======

Operating Income
North America        $ 10.1   $  3.4          $ 10.1   $ (6.4)
Steelcase Design
 Partnership            7.7      4.6             7.7      3.4
International          (2.5)   (11.2)           (2.5)    (1.8)
Other(4)                1.5      1.4             1.5     (0.3)
                     -------  -------         -------  -------
  Consolidated
   Operating
   Income/(Loss)     $ 16.8   $ (1.8)         $ 16.8   $ (5.1)
                     =======  =======         =======  =======

Operating Margin
 Percent               2.6%    (0.3)%   2.9     2.6%    (0.9)%   3.4
                                        pts.                     pts.


                                               Second Quarter
                                              Six Months Ended

                                        Aug 27,    Aug 29,     %Inc
                                         2004       2003       (Dec)
                                       ---------  ---------    -----
Revenue
North America(1)                       $  693.7   $  642.2      8.0%
Steelcase Design Partnership(2)           151.1      140.4      7.6%
International(3)                          266.1      250.3      6.3%
Other(4)                                  137.8      134.8      2.2%
                                       ---------  ---------
  Consolidated Revenue                 $1,248.7   $1,167.7      6.9%
                                       =========  =========

Operating Income
North America                          $    3.7   $  (15.9)
Steelcase Design Partnership               11.1        7.5
International                              (4.3)     (16.4)
Other(4)                                    1.2       (2.3)
                                       ---------  ---------
  Consolidated Operating Income/(Loss) $   11.7   $  (27.1)
                                       =========  =========

Operating Margin Percent                   0.9%      (2.3)%   3.3 pts.


    Business Segment Footnotes

    (1) North America business segment includes the company's Steelcase and Turnstone brands and consolidated dealers in the U.S. and Canada.
    (2) Steelcase Design Partnership (SDP) business segment includes Brayton, The Designtex Group, Details, Metro and Vecta.
    (3) International business segment includes all manufacturing and sales operations outside the U.S. and Canada.
    (4) Other includes Steelcase Financial Services, PolyVision and IDEO subsidiaries, other ventures and unallocated corporate expenses.

    About Steelcase Inc.

    Steelcase Inc. helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, the company has led the global office furniture industry in sales every year since 1974. Its product portfolio includes interior architectural products, furniture systems, technology products, seating, lighting, storage and related products and services. Fiscal 2004 revenue was approximately $2.3 billion. Steelcase Inc. and its subsidiaries have dealers in more than 900 locations, manufacturing facilities in over 35 locations and approximately 14,000 employees around the world. The company's Class A Common Stock trades on the NYSE under the symbol SCS.

    Forward-looking Statements

    From time to time, in written reports and oral statements, the company discusses its expectations regarding future events. Statements and financial discussion and analysis contained in this report that are not historical facts are forward-looking statements. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, Steelcase. Forward-looking statements generally will be accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Although Steelcase believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: competitive and general economic conditions and uncertainty domestically and internationally; delayed or lost sales and other impacts related to acts of terrorism, acts of war or governmental action; changes in domestic or international laws, rules and regulations, including the impact of changed environmental laws, rules or regulations; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; competitive pricing pressure; pricing changes by the company, its competitors or suppliers; currency fluctuations; changes in customer demand and order patterns; changes in the financial stability of customers, dealers (including changes in their ability to pay for product and services, dealer financing and other amounts owed to the company) or suppliers; changes in relationships with customers, suppliers, employees and dealers, the mix of products sold and of customers purchasing (including large project business); the success (including product performance and customer acceptance) of new products, current product innovations and platform simplification, and their impact on the company's manufacturing processes; the company's ability to successfully: reduce its costs, including actions such as workforce reduction, facility rationalization, disposition of excess assets (including real estate) at more than book value and/or related impairments, production consolidation, reduction of business complexity, culling products and global supply chain management; the company's ability to successfully implement a surcharge relating to cost increases in steel; implement technology initiatives; integrate acquired businesses; migrate to a less vertically integrated manufacturing model; implement lean manufacturing principles; initiate and manage alliances; manage consolidated dealers; possible acquisitions or divestitures by the company; changes in business strategies and decisions; and other risks detailed in the company's Form 10-K for the year ended February 27, 2004 and other filings with the Securities and Exchange Commission. The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on the company. All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.


                            STEELCASE INC.
      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                 (in millions, except per share data)

                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                               Aug. 27,  Aug. 29,  Aug. 27,  Aug. 29,
                                 2004      2003      2004      2003
------------------------------ --------- --------- --------- ---------
Revenue                        $  651.0  $  612.1  $1,248.7  $1,167.7
Cost of sales                     454.3     437.1     881.1     836.2
Restructuring costs                 1.5       7.3       5.1      17.5
                                --------  --------  --------  --------
    Gross profit                  195.2     167.7     362.5     314.0
Operating expenses                177.9     169.4     348.8     336.3
Restructuring costs                 0.5       0.1       2.0       4.8
                                --------  --------  --------  --------
    Operating income (loss)        16.8      (1.8)     11.7     (27.1)
Interest expense                   (5.6)     (5.1)    (10.8)     (9.9)
Other income (expense), net        (0.8)      1.7      (0.1)      8.2
                                --------  --------  --------  --------
     Income (loss) from
      continuing operations
      before income tax
      provision (benefit)          10.4      (5.2)      0.8     (28.8)
Income tax provision (benefit)      3.1      (2.0)      0.2     (10.8)
                                --------  --------  --------  --------
    Income (loss) from
     continuing operations          7.3      (3.2)      0.6     (18.0)
Income and gain from
 discontinued operations, net
 of applicable taxes                 --      21.3       1.0      22.7
                                --------  --------  --------  --------
    Net income                 $    7.3  $   18.1  $    1.6  $    4.7
                                ========  ========  ========  ========
Basic and diluted per share
 data:
  Income (loss) from
   continuing operations       $   0.05  $  (0.02) $     --  $  (0.12)
  Income and gain from
   discontinued operations           --      0.14      0.01      0.15
                                --------  --------  --------  --------
  Earnings                     $   0.05  $   0.12  $   0.01  $   0.03
                                ========  ========  ========  ========
Dividends declared per common
 share                         $   0.06  $   0.06  $   0.12  $   0.12
                                ========  ========  ========  ========
Weighted average shares
 outstanding                      147.8     147.8     147.8     147.8
                                ========  ========  ========  ========




                            STEELCASE INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                             (in millions)

                                              (Unaudited)
                                               Aug. 27,     Feb. 27,
                                                 2004         2004
                                              -----------  -----------
                   ASSETS
  Current assets:
    Cash and cash equivalents                  $   240.2    $   262.2
    Accounts receivable, net                       387.1        362.2
    Notes receivable and leased assets, net         72.7         75.4
    Inventories                                    132.1        114.4
    Other current assets                           124.6        127.8
                                              -----------  -----------

               Total current assets                956.7        942.0

  Property and equipment, net                      665.6        713.8
  Notes receivable and leased assets, net           51.5         65.8
  Goodwill and other intangible assets, net        293.8        298.3
  Other assets                                     347.7        330.5
                                              -----------  -----------

               Total assets                    $ 2,315.3    $ 2,350.4
                                              -----------  -----------


    LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                           $   169.2    $   161.8
    Short-term borrowings and current portion
     of long-term debt                              63.5         34.4
    Accrued expenses:
         Employee compensation                     103.5         94.0
         Employee benefit plan obligations          26.8         33.9
         Other                                     218.0        219.2
                                              -----------  -----------

               Total current liabilities           581.0        543.3
                                              -----------  -----------

  Long-term liabilities:
    Long-term debt                                 265.7        319.6
    Employee benefit plan obligations              240.3        241.0
    Other long-term liabilities                     36.8         41.2
                                              -----------  -----------

               Total long-term liabilities         542.8        601.8
                                              -----------  -----------

               Total liabilities                 1,123.8      1,145.1
                                              -----------  -----------

  Shareholders' equity:
    Common stock                                   294.5        289.8
    Accumulated other comprehensive loss           (43.3)       (43.5)
    Deferred compensation - restricted stock        (3.9)        (1.4)
    Retained earnings                              944.2        960.4
                                              -----------  -----------

               Total shareholders' equity        1,191.5      1,205.3
                                              -----------  -----------

               Total liabilities and
                shareholders' equity           $ 2,315.3    $ 2,350.4
                                              -----------  -----------




                            STEELCASE INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (in millions)

                                                       (Unaudited)
                                                     Six Months Ended
                                                    Aug. 27,  Aug. 29,
                                                      2004      2003
                                                    --------  --------
OPERATING ACTIVITIES
Net income                                          $   1.6   $   4.7
Depreciation and amortization                          63.9      71.9
Gain on sale of net assets of discontinued
 operations                                            (1.5)    (31.9)
Changes in operating assets and liabilities           (48.6)    (30.2)
Other, net                                             (1.6)     (9.5)
                                                    --------  --------

Net cash provided by operating activities              13.8       5.0
                                                    --------  --------

INVESTING ACTIVITIES
Capital expenditures                                  (25.0)    (19.3)
Proceeds from the disposal of fixed assets             11.3      17.2
Net proceeds on sale of net assets of discontinued
 operations                                              --      47.9
Proceeds from the sales of leased assets                 --      39.8
Net proceeds from repayments of leases                 22.3       1.3
Net increase in notes receivable                       (4.5)    (23.6)
Other, net                                              1.6       1.6
                                                    --------  --------

Net cash provided by investing activities               5.7      64.9
                                                    --------  --------

FINANCING ACTIVITIES
Long-term debt repayments, net                         (8.6)     (9.4)
Short-term borrowings (repayments), net               (16.4)      0.3
Common stock issuance                                   0.7       0.3
Dividends paid                                        (17.8)    (17.7)
                                                    --------  --------

Net cash used in financing activities                 (42.1)    (26.5)
                                                    --------  --------

Effect of exchange rate changes on cash and cash
 equivalents                                            0.6       0.3
                                                    --------  --------

Net increase (decrease) in cash and cash
 equivalents                                          (22.0)     43.7
Cash and cash equivalents, beginning of period        262.2     128.9
                                                    --------  --------

Cash and cash equivalents, end of period            $ 240.2   $ 172.6
                                                    --------  --------



    CONTACT: Steelcase Inc.
             Investor Contact: Raj Mehan, 616-698-4734
             Media Contact: Lisa Kerr, 616-698-4487